Exhibit 5.1

November 25, 2009

Microvision, Inc.

6222 185th Avenue NE

Redmond, WA 98052

Re:	Registration Statement on Form S-3 (No. 333-156393)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus January 9, 2009 (the “Base Prospectus”), the prospectus supplement dated November 25, 2009 (“the Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”)) and filed with the Securities and Exchange Commission (the “Commission”) by Microvision, Inc. (the “Company”) on or about November 25, 2009 pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended. The Prospectus relates to the offering by the Company of 3,333,333 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”) pursuant to that certain Underwriting Agreement, dated November 25, 2009 (the “Underwriting Agreement”), between the Company and Oppenheimer & Co. Inc., as representative of the several underwriters named therein. We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 25, 2009 and to the reference to this firm under the heading “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP